Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-4 of our report dated March 14, 2017, with respect to the consolidated financial statements of Commerce Union Bancshares, Inc. and subsidiary as of December 31, 2016 and December 31, 2015, which report appeared in the annual report of Commerce Union Bancshares, Inc., dated March 14, 2017. We also consent to the reference to our firm under the heading “Experts” in this registration statement.

/s/ Maggart & Associates, P.C.

Maggart & Associates, P.C.

Nashville, Tennessee

October 17, 2017